UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

TELKONET, INC.

(Exact name of registrant as specified in its charter)

Utah	000-31972	87-0627421
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10200 Innovation Drive, Suite 300 Milwaukee, Wisconsin	53226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 223-0473

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

Effective as of May 31, 2013, Telkonet, Inc. (the “Company”) entered into a Revolving Credit Facility (the “Agreement”) with Bridge Bank, N.A. (the “Bank”) in a principal amount not to exceed $2,000,000. The Agreement is subject to a borrowing base that is equal to the sum of 80% of the Company’s eligible accounts receivable and 25% of the eligible inventory. The Agreement is available for working capital and other lawful general corporate purposes. The outstanding principal balance of the facility bears interest at Prime Rate plus 2.75.

The Company is subject to certain financial covenants under the Agreement, consisting of a minimum asset coverage ratio of not less than 1.50:1.0 and minimum revenue and net income of at least 75% of the operating projections approved by the Company’s board of directors. The Agreement contains other representations and warranties, covenants, events of default, and other provisions customary to transactions of this nature.

Pursuant to the Agreement and the Intellectual Property Security Agreement (the “Security Agreement”), the Company granted to the Bank a security interest in all of its assets to secure its obligations under the Agreement.

The description of the Agreement and the Security Agreement contained herein is qualified in its entirety by reference to the full text of the Agreement and the Security Agreement, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporate be reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Business Financing Agreement, effective as of May 31, 2013, between Telkonet, Inc. and Bridge Bank, N.A.
10.2	Intellectual Property Security Agreement between Telkonet, Inc. and Bridge Bank, N.A.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2013	TELKONET, INC.

By: /s/ Jason Tienor
Jason Tienor
Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Business Financing Agreement, effective as of May 31, 2013, between Telkonet, Inc. and Bridge Bank, N.A.
10.2	Intellectual Property Security Agreement between Telkonet, Inc. and Bridge Bank, N.A.

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